QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.622

February 16, 2001

John Anthony Lambert
Box Cottage—Church Lane
Great Kimble—Aylesbury
Bucks HP17 9th

Dear John:

        I am pleased to confirm our offer to you as President of Chiron Vaccines. Your base salary will be £185,000. This salary will be reviewed from time to time and adjusted in line with your performance and market information. In addition, we will provide an automobile for your use while employed by Chiron. You will be payrolled by the Chiron BioPharmaceuticals London office and your home base will be considered England.

        Should Chiron Vaccines establish an office in the U.K., the legal entity might change but not the basic terms of employment. As we have discussed the job will require your active presence in Marburg and Siena to oversee the business as well as regular trips to Emeryville.

        You win be eligible to participate in the Annual Incentive Plan (AlP) that covers Chiron Executive Committee members. Your position has a target of 60% of base salary. The actual amount may vary annually from no bonus to 120% of base salary. The amount actually paid depends upon the performance of Chiron Corporation, the Vaccines business. and your own performance. Any bonus for 2001 may be prorated based on your employment during 2001. Bonuses are payable in March following the end of the performance year.

        You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded a stock option grant to purchase 200,000 shares of Chiron common stock. The options vest fully over a four-year period, with the first 25% of the shares vesting at the one-year grant anniversary. Shares vest on a pro-rated monthly basis over the remaining three years of the vesting period. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the options will be approved and effective within 30 days of your employment date. Assuming you take up employment on or around March 5, 2001, you will be eligible to participate in the Executive Long Term Incentive Program. You will be eligible for a pro-rated performance-based annual stock option grant in 2002.

        In the event your employment is severed by Chiron for reason other than cause, you will be eligible for a minimum severance benefit of two years of base salary plus bonus, the bonus portion being calculated as the average of the prior 2 years bonus payments. This benefit is in lieu of or offset by any other Chiron severance plan payments you might be due under any plans—U.K. or U.S.

        You will be eligible for benefits offered by Chiron in the U.K. We will endeavor to set up an appropriate arrangement for a pension contribution by the company of £30,000 per annum.

        As mentioned above, this is intended to put the substantive points of an employment offer to you. Anytime contract will be put in a form consistent with U.K. custom, but without changing the agreed upon terms.

        The Chiron Management team looks forward to you joining us as we believe you will make an excellent contribution in leading the Vaccines business.

Sincerely yours,
Seán P. Lance Chairman and Chief Executive OffIcer
SPL:ptr
I accept the above offer and terms.
/s/ John A. Lambert 18th February 2001

QuickLinks

  Exhibit 10.622